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                                                                    EXHIBIT 99.7


                            STOCK ISSUANCE PROGRAM
                            ----------------------

                     ADDENDUM TO STOCK ISSUANCE AGREEMENT

                            INVOLUNTARY TERMINATION
             FOLLOWING CORPORATE TRANSACTION OR CHANGE IN CONTROL

          Article Three Section II.C. and Section II.D. of the Incentive Plan provide the Plan Administrator with discretion to provide for the automatic acceleration of unvested shares upon the involuntary termination of the participant's service with the Company within a designated period (not to exceed eighteen (18) months) following a Corporate Transaction or Change in Control. This Addendum should be included as part of the stock issuance documentation only in the limited cases in which the Plan Administrator deems it appropriate.

          The Addendum should be completed by inserting the participant's name and the date of the Stock Issuance Agreement in the first paragraph, and the Company should sign and date the Addendum.
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                                   ADDENDUM
                                      TO
                           STOCK ISSUANCE AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated ____________, 199__ (the "Issuance Agreement") by and between Odetics, Inc. (the "Corporation") and ____________________ _("Participant") evidencing the stock issuance made on such date to Participant under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                    CORPORATE TRANSACTION/CHANGE IN CONTROL

          1. To the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Corporate Transaction, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

          2. No accelerated vesting of the Purchased Shares shall occur upon a Change in Control, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Change in Control, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

          3. Immediately upon an Involuntary Termination of Participant's Service within eighteen (18) months following the Corporate Transaction or Change in Control, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

          4. For purposes of this Addendum, the following definitions shall be in effect:

               An Involuntary Termination shall mean the termination of Participant's Service by reason of:

                    (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (ii)  Participant's voluntary resignation following (A) a
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     change in Participant's position with the Corporation (or Parent or
     Subsidiary employing Participant) which materially reduces Participant's duties and responsibilities or the level of management to which Participant reports, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

          A Change in Control shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

               (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

          Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

                                       2.
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          IN WITNESS WHEREOF, Odetics, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                 ODETICS, INC.

                                 By: ________________________________________

                                 Title: _____________________________________



EFFECTIVE DATE:  _________________, 199__

                                       3.